PROSPECTUS SUPPLEMENT NO. 2 Dated August 7, 2001 To Prospectus Dated July 20, 2001, as supplemented by Prospectus Supplement No. 1 Dated July 27, 2001	Filed Pursuant to Rule 424(b)(3) and (c) Registration No. 333-63922

[CONVERGYS CORPORATION LOGO]

7,666,360 Common Shares
Convergys Corporation

      This Prospectus Supplement No. 2 supplements our Prospectus dated July 20, 2001, as supplemented by Prospectus Supplement No. 1 dated July 27, 2001 (collectively, the “Prospectus as supplemented”), relating to the sale by certain of our shareholders or by distributees, pledgees, donees or other successors in interest that receive shares as a gift, partnership distribution or other non-sale related transfer of up to 7,666,360 of our common shares. The common shares being sold by the selling shareholders were initially issued in connection with our acquisition of Geneva Technology Limited on April 6, 2001.

      This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus as supplemented. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus as supplemented except to the extent that information herein contained supersedes the information contained in the Prospectus as supplemented. Capitalized terms used in this Prospectus Supplement No. 2 and not otherwise defined herein have the meanings specified in the Prospectus as supplemented.

SELLING SHAREHOLDERS

      We have been notified that (i) Steven Lloyd Edwards has entered into a forward agreement with Bear, Stearns International Limited (“BSIL”), a U.K. broker-dealer, pursuant to which he may be required to deliver up to 857,500 common shares, (ii) separately, Steven Lloyd Edwards has entered into a stock loan agreement with BSIL, pursuant to which BSIL may borrow and sell up to 857,500 of the common shares held by Mr. Edwards through its affiliate, Bear, Stearns & Co. Inc., a United States broker-dealer, on terms agreed between the parties, (iii) Steven Lloyd Edwards and Rosalind Anita Jane Smith intend to gift an indeterminate number of common shares to New Hall in Cambridge, and (iv) each of the venture funds identified in the Information Concerning Selling Shareholders table contained in the Prospectus has recently distributed to their respective partners the common shares held by each of the venture funds that are listed under “Maximum Number of Common Shares to be Offered” in the Information Concerning Selling Shareholders table. The table entitled “Information Concerning Selling Shareholders” in the Prospectus, as amended and restated to reflect the foregoing information, is set forth below:

INFORMATION CONCERNING SELLING SHAREHOLDERS

	Shares Beneficially		Maximum
Name of Selling Shareholder	Owned Prior to the		Number of	Shares Beneficially Owned
	Offering		Common Shares	After the Offering (1)
	Number	Percent (2)	to Be Offered	Number	Percent (2)

Steven Lloyd Edwards (3) (4)	3,226,043	1.89%	544,842	2,681,201	1.57%

Rosalind Anita Jane Smith (4)	4,083,542	2.39%	1,403,342	2,681,200	1.57%

Stephen Glyn Thomas	2,168,164	1.27%	744,576	1,423,588	*

Spectrum Equity Investors III, L.P. (5) (7)	2,351,299	1.38%	2,116,170	235,129	*

Spectrum III Entrepreneurs’ Fund, L.P. (5) (7)	73,478	*	66,131	7,347	*

Spectrum III Investment Managers’ Fund, L.P. (5) (7)	24,492	*	22,043	2,449	*

Geocapital V, L.P. (6) (7)	885,605	*	797,045	88,560	*

Geocapital Advisors, L.P. (6) (7)	27,059	*	24,354	2,705	*

Geocapital Investors V, L.P. (6) (7)	5,810	*	5,229	581	*

Geocapital Eurofund, L.P. (6) (7)	612,317	*	551,086	61,231	*

Bear Stearns International Limited (3)	857,500	*	857,500	0	0

New Hall in Cambridge (4)	(4)	*	(4)	0	0

Other selling shareholders (consisting of	594,452	*	535,042	59,410	*

85 persons who collectively do not own 1%

or more of the common shares)

TOTAL:	14,909,761	8.72%	7,666,360	7,243,401	4.24%

• Less that 1%

(1) Assumes all shares being offered by each selling shareholder are sold in this offering.

(2) As a percentage of the 170,965,465 common shares outstanding as of May 31, 2001.

(3) Prior to the offering, Steven Lloyd Edwards owned 4,083,543 Convergys common shares. Of the 4,083,543 Convergys common shares originally issued to Mr. Edwards and the 1,402,342 shares that may be offered hereunder, 857,500 Convergys common shares have been loaned by Mr. Edwards to Bear, Stearns International Limited (“BSIL”) and may be sold by BSIL through its affiliate, Bear, Stearns & Co. Inc., a United States broker-dealer, on the New York Stock Exchange at then current market prices.

(4) Mr. Edwards and Ms. Smith have indicated that, in the future, each intends to donate an indeterminate number of Convergys common shares to New Hall in Cambridge.

(5) Since they control the general partner of one or more of the Spectrum venture funds identified in the above table, the following individuals may be deemed to have voting or investment control over the Convergys common shares held by such venture funds: Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Neal M. Douglas and/or Randy J. Henderson. Each of the foregoing individuals disclaims beneficial ownership of the Convergys common shares held by the Spectrum venture funds.

(6) Since they control the general partner of one or more of the Geocapital venture funds identified in the above table, the following individuals may be deemed to have voting or investment control over the Convergys common shares held by such venture funds: Stephen J. Clearman, Lawrence W. Lepard, Richard A. Vines, Whitney A. Bower and/or Nic J. Humphries. Each of the foregoing individuals disclaims beneficial ownership of the Convergys common shares held by the Geocapital venture funds.

(7) The venture funds identified in the table above have distributed the Convergys common shares, listed in the Maximum Number of Common Shares to be Offered column, to their limited and/or general partners who may sell such shares pursuant to this Prospectus as supplemented. The venture funds have distributed the Convergys common shares as follows: Spectrum Equity Investors III, L.P. to 66 partners; Spectrum III Entrepreneurs’ Fund, L.P. to 91 partners; Spectrum III Investment Managers Fund, LP to 24 partners; Geocapital V, L.P. to 34 partners; Geocapital Advisors, L.P. to 44 partners; Geocapital Investors V, L.P. to 15 partners; and Geocapital Eurofund, L.P. to 55 partners. None of the partners to whom the funds distributed the Convergys common shares own either prior to or after the offering 1% or more of the outstanding Convergys common shares.

      You should rely on information contained in or incorporated by reference in this Prospectus Supplement No. 2 and the Prospectus as supplemented. This Prospectus Supplement No. 2 and the Prospectus as supplemented may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in this Prospectus Supplement No. 2 and the Prospectus as supplemented and in the documents referred to in the Prospectus as supplemented and which are made available to the public. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 2 OR THE RELATED PROSPECTUS AS SUPPLEMENTED IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.